Exhibit 2

FORM OF VOTING AND SUPPORT AGREEMENT

July 14, 2013

MB Financial, Inc.

6111 N. River Road

Rosemont, Illinois 60018

Ladies and Gentlemen:

MB Financial, Inc. (“MB Financial”) and Taylor Capital Group, Inc. (“Taylor”) have entered into an Agreement and Plan of Merger, dated as of July 14, 2013 (the “Merger Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, (a) Taylor will merge with and into MB Financial (the “Merger”); and (b) the stockholders of Taylor upon the effectiveness of the Merger will become entitled to receive the consideration specified in the Merger Agreement.

MB Financial has requested, as a condition to its execution and delivery to Taylor of the Merger Agreement, that the undersigned execute and deliver to MB Financial this voting and support agreement (this “Voting and Support Agreement”).

The undersigned, in order to induce MB Financial to execute and deliver to Taylor the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a)           Agrees to be present (in person or by proxy) at all meetings of stockholders of Taylor called to vote for approval or adoption of the Merger Agreement and/or the Merger and any other actions in furtherance thereof so that all shares of common stock of Taylor over which the undersigned or a member of the undersigned’s immediate family (meaning any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and including adoptive relationships) has, directly or indirectly, sole or shared voting power as of the voting record date(s) for such meetings will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares in favor of approval or adoption of the Merger Agreement (including any amendments or modifications of the terms thereof approved by the Board of Directors of Taylor) and/or the Merger and any other actions in furtherance thereof, it being understood that (i) as to immediate family members, the undersigned will use his or her reasonable efforts to cause the shares beneficially held by them to be present and voted in accordance with the provisions above and, any failure of any such shares to be so present or voted, so long as such reasonable efforts have been made by the undersigned, shall not constitute a violation of this Voting and Support Agreement, and (ii) nothing in this Voting and Support Agreement shall require the undersigned or any of his or her immediately family members to exercise any option or warrant regardless of whether any such option or warrant is “in the money” or vested or otherwise becomes vested; provided, however, that the provisions of this paragraph regarding the voting of the shares shall cease to apply if the Board of Directors of Taylor ceases to maintain its recommendation to Taylor stockholders that Taylor stockholders vote in favor of approval or adoption of the Merger Agreement and/or the Merger;

(b)           Agrees not to sell, transfer or otherwise dispose of any shares of common stock of Taylor representing more than 25% of the shares of Taylor common stock beneficially held by the undersigned as of the date of this Voting and Support Agreement until after the approval or adoption of the Merger Agreement and/or the Merger by Taylor stockholders, exclusive of (i) dispositions of shares in connection with the exercise of stock options and warrants in order to pay the exercise price thereof or to satisfy tax withholding obligations in connection with the exercise of stock options or the vesting of equity awards, which dispositions may be made without regard to the aforementioned 25% limitation, and (ii) transfers to a lineal descendant or the spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, which transfers may be made without regard to the aforementioned 25% limitation provided that the transferee agrees in writing to be bound by the terms of this Voting and Support Agreement;

(c)           Represents that the undersigned has the capacity to enter into this Voting and Support Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles; and

(d)           Nothing herein shall impose any obligation on the undersigned to take any action or omit to take any action in his or her capacity as a member of the Board of Directors or as an officer of Taylor or any of its subsidiaries.  This Voting and Support Agreement is being entered into by the undersigned solely in his or her capacity as a stockholder of Taylor.

The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

The undersigned intends to be legally bound hereby.

Sincerely,

Signature:
Print Name:

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